Exhibit 11

AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

SCHEDULE SETTING FORTH COMPUTATION
OF
EARNINGS PER SHARE OF CLASS A STOCK

(Amounts in thousands, except per share data)

	Fiscal Year Ended December 31,
	2004		2003		2002
	(Dollars in thousands)

Weighted average number of shares outstanding:
4% Preferred	125		132		140
6-1/2% Preferred	547		578		588
Class A	19,841		19,713		19,538

BASIC EPS
Net (Loss) income	$(18,585	)(1)	$8,355	(1)(2)	$(44,265	)(1)

Earnings per Class A share	$(0.94)		$0.42		$(2.27)

Shares used in calculation	19,841		19,713	(3)	19,538

DILUTED EPS
Net (Loss) income	$(18,585)		$8,847		$(44,265)

Earnings per Class A share	$(0.94)		$0.40		$(2.27)

Share used in calculation:
Basic	19,841		19,713		19,538
4% Preferred	--		657		--

6% Preferred	--		1,733		--
Option	--		17		--

T o t a l	19,841		22,120		19,538

(1)	After deduction of preferred stock dividends of 200, $213 and $227, respectively.
(2)	After allocation of net income to the participating 4% Cumulative Convertible Preferred Stock.
(3)	Restated in order to reflect the implementation of the two-class method instead of the if converted method implemented in the past.

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